Exhibit 23.5

CONSENT OF WOOD MACKENZIE INC.

We hereby consent to (i) the use of our firm’s name, Wood Mackenzie Inc. (“Wood Mackenzie”), in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Howard Midstream Partners, LP (the “Registrant”) and any amendments thereto, including the prospectus contained therein (the “Registration Statement”) and (ii) the inclusion of information relating to the oil and gas industry (the “Information”) in the Registration Statement that was supplied by Wood Mackenzie and references Wood Mackenzie as the source of such Information.

We further wish to advise you that Wood Mackenzie was not employed on a contingent basis and that at the time of the preparation of the Information, as well as at the date hereof, neither Wood Mackenzie nor any of its employees had or now has a substantial interest in the Registrant or any of their respective affiliates or subsidiaries.

By:	/s/ James Mclennan
Name:	James Mclennan
Title:	VP, Sales-North America
Wood Mackenzie Inc.

For and on behalf of Wood Mackenzie Inc.

Date: October 18, 2017